ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated September 18, 2015 (this "Agreement") between DOLLAR SHOTS CLUB, INC., a Nevada corporation (the "Purchaser"), and ROCKY MOUNTAIN HIGH BRANDS, INC., f/k/a TOTALLY HEMP CRAZY, INC.

(the "Seller").

RECITALS

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser all of Seller's rights, title and interest in and to the Assets (as hereinafter defined), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I CERTAIN DEFINITIONS

I.I	CERTAIN DEFINITIONS.

(a)     The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

"ACTION" means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

"AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether tluough the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

"AGREEMENT" has the meaning set forth in the preamble hereto. "ANCILLARY AGREEMENTS" means the Bill of Sale, the Trademark

Assigrunent, and the Investment Letter.

"ASSETS" has the meaning set forth in Section 2.1.

"BILL OF SALE" has the meaning set forth in Section 3.2(b).

"CLAIM NOTICE" means written notification pursuant to Section 7.2(a) of a Third-Party Claim as to which indemnity under Section 7.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third-Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 7.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party's Losses in respect of such Third-Party Claim.

"CLOSING" has the meaning set forth in Section 3.1. "CLOSING DATE" has the meaning set forth in Section 3.1.

"CONTRACT" means any agreement, lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

"DISPUTE NOTICE" means a written notice provided by any party against which indemnification is sought under this Agreement to the effect that such party disputes its indemnification obligation under this Agreement.

"DISPUTE PERIOD" means the period ending thirty calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

"GOVERNMENTAL ENTITY" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrnmentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law.

"INDEBTEDNESS" means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or se1vices, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to

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property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person.

"INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of Article VII.

"INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of Article VIL

"INDEMNITY NOTICE" means written notification pursuant to Section 7.2(b) of a claim for indemnification under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party's Losses in respect of such claim.

"INTELLECTUAL PROPERTY'' means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Seller and/or any third party, ideas, technical data, designs, drawings and specifications, (v) software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing

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"KNOWLEDGE" means the actual or constructive knowledge after due inquiry of any current officer or manager of the Seller.

"LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign county or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

"LIABILITY" means all Indebtedness, obligations and other Liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes).

"LIEN" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

"LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

"MATERIAL ADVERSE EFFECT" means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

"ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

"PERSON" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

"PURCHASE PRICE" has the meaning set forth in Section 2.1. "PURCHASER" has the meaning set forth in the preamble hereto.

"RESOLUTION PERIOD" means the period ending thirty days following receipt by an Indemnified Party of a Dispute Notice.

"SELLER" has the meaning set forth in the preamble hereto.

"SOFTWARE" means all computer software, including source code, object code, machine-readable code, HTML or other markup language, program listings, comments,

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user interfaces, menus, buttons and icons, web applications and all files, data, manuals, design notes, research and development documents, and other items and documentation related thereto or associated therewith.

"SOLVENT" means, with respect to the Seller, that (a) the Seller is able to pay its Liabilities, as they mature in the normal course of business, and (b) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.

"TAXES" means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, prope1ty, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

"THIRD-PARTY CLAIM" has the meaning set forth in Section 7.2(a). "TRADEMARK ASSIGNMENT" has the meaning set forth in Section 3.2(c).

"TRANSFER TAXES" means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

(b)    For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to "Articles", "Sections", "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement;

(iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words "herein", "hereof ', "hereunder", "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II PURCHASE AND SALE OF ASSETS

2.1   PURCHASE AND SALE OF ASSETS.

(a)    At the Closing, as hereinafter defined, Purchaser shall pay Seller for the Assets (the "PURCHASE PRICE") by issuing to the Seller a share certificate (the "Shares") for

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five million (5,000,000) shares of common stock of DOLLAR SHOTS CLUB, INC., bearing a restrictive legend.

(b)    In consideration of the payment by the Purchaser of the PURCHASE PRICE, the Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, at the Closing, all of the Seller's right, title and interest in and to all of the Assets, free and clear of all Liens. The term "ASSETS" means all assets of Seller of any nature and kind whatsoever which Seller acquired through the asset purchase agreement (dated July 17, 2015) with Dollar Shots Club, LLC and which are related in any way to the business of manufacturing, mai·keting, distributing, and selling energy drinks, energy "shots," supplement and enhancement drinks and "shots" and any related or similar products (the "Business"), including but not limited to, the following: (a) the inventory on hand, equipment and other tangible assets related to the Business set forth on Schedule 2.l(a) attached hereto; (b) all domain naines, websites, ecommerce sites, Twitter, Facebook and all other social media sites of any nature and Intellectual Property of Seller related to the Business as set forth on Schedule 4.6 attached hereto, including without limitation all intellectual property, formulas and other rights to the specific beverages listed therein; (c) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to (a) above, whether arising by way of connterclaim or otherwise; (d) contracts to which Seller is bonnd as set forth on Schedule 4.5; and (e) all trade secrets, know-how, confidential information, and procedures relating to the operation of the Business, all general intangibles relating or associated with the operation of the Business; and all goodwill generated by, and associated with, the Business.

The term "ASSETS" shall exclude any assets of Seller not acquired from Dollar Shots Club, LLC nnder the July 17, 2015 agreement, including but not limited to all other hemp based and infused products of Seller.

The term "ASSETS" shall also exclude cash on hand or acconnts receivable as of the date of Closing.

2.2    ASSUMPTION OF LIABILITIES. For greater certainty, the Purchaser assumes no Liabilities relating to the Assets or the Seller or the Seller's business (including Tax Liabilities).

ARTICLE III THE CLOSING

3.1   CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place upon the Parties' execution of this Agreement, or on such other date as the paiiies hereto may mutually determine in writing (the "CLOSING DATE").

3.2  DELIVERY OF ITEMS BY THE SELLER. The Seller shall deliver to the Purchaser at the Closing the items listed below:

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(a)     a Bill of Sale and General Assignment for the Assets, duly executed by the Seller, in the form attached hereto as EXHIBIT A (1he "BILL OF SALE");

(b)     a trademark assignment, duly executed by the Seller, in the form attached hereto as EXHIBIT B (1he "TRADEMARK ASSIGNMENT");

(c)       an investment letter, duly executed by the Seller, in the form attached hereto as EXHIBIT C (the "INVESTMENT LETTER"); and

(d)      such other documents and instruments as the Purchaser may reasonably request.

3.3	DELIVERY OF ITEMS BY THE PURCHASER. The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a)	the Shares; and

(b)	such other documents and instruments as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

4.1    AUTHORIZATION. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereto and thereof by the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms. Seller is a corporation organized under the laws of the State of Nevada, in good standing, and has obtained all consents and other approvals necessary under California law, its Articles of Organization, and its Operating Agreement necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements.

4.2    BROKERS' FEES. No agent, broker, funder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

4.3	NONCONTRA VENTION.
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Addendum to Distributorship Agreement by and between

ROCKY MOUNTAIN HIGH BRANDS, INC.

(Company")

AND

MAD BEEZ, LLC

("Distributor")

This Addendum to Distribution Agreement (hereinafter referred to as the "Addendum") is made and entered into by and between ROCKY MOUNTAIN HIGH BRANDS, INC. F/K/A TOTALLY HEMP CRAZY, INC., a Nevada corporation, located at 9101 LBJ Freeway #200, Dallas, TX 75243 (the "Company") and MAD BEEZ, LLC a Minnesota limited liability company, located at 10639 10th Street North, Lake Elmo, MN 55042 (the "Distributor").

WITNESSETH:

WHEREAS, the Company and the Distributor wish to clarify certain aspects of the Distributorship Agreement entered into between the parties on or about March , 2015 and to ensure exclusivity of certain accounts;

NOW THEREFORE, for and in consideration of the mutual agreements, covenants and obligations contained herein, and the performance thereof, the parties, intending to be legally bound, agree as follows:

ADDENDUM:

1.                 This Addendum is meant to be read together with the terms and conditions contained in the original Agreement between the parties. Ifthere is any ambiguity or conflict between the terms and conditions of the Agreement and this Addendum, the terms of this Addendum control.

2.                  Distributor has secured as a customer 84 stores doing business in the Territory, and will have the exclusive right to distribute all Products contemplated by the Agreement to said 84 stores, for a period of two years from the date of signing this Addendum. This Addendum may be renewed for a one year period but such renewal is at the sole discretion of the Company. Any other renewals shall be at the sole discretion of the Company. In the event that the Company is acquired in a takeover, Distributor will have a buyout equal to $5.00 per case purchased by Distributor for the previous 12 months.

3.                  This Addendum remains effective for the two year period so long as there are no customer complaints from Hy-Vee, Inc. regarding Distributor's performance. Complaints will

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five million (5,000,000) shares of common stock of DOLLAR SHOTS CLUB, INC., bearing a restrictive legend.

(b) In consideration of the payment by the Purchaser of the PURCHASE PRICE, the Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, at the Closing, all of the Seller's right, title and interest in and to all of the Assets, free and clear of all Liens. The term "ASSETS" means all assets of Seller of any nature and kind whatsoever which Seller acquired through the asset purchase agreement (dated July 17, 2015) with Dollar Shots Club, LLC and which are related in any way to the business of manufacturing, marketing, distributing, and selling energy drinks, energy "shots," supplement and enhancement drinks and "shots" and any related or similar products (the "Business"), including but not limited to, the following: (a) the inventory on hand, equipment and other tangible assets related to the Business set forth on Schedule 2.l(a) attached hereto; (b) all domain names, websites, ecommerce sites, Twitter, Facebook and all other social media sites of any nature and Intellectual Property of Seller related to the Business as set forth on Schedule 4.6 attached hereto, including without limitation all intellectual property, formulas and other rights to the specific beverages listed therein; (c) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to (a) above, whether arising by way of counterclaim or otherwise; (d) contracts to which Seller is bound as set forth on Schedule 4.5; and (e) all trade secrets, know-how, confidential information, and procedures relating to the operation of the Business, all general intangibles relating or associated with the operation of the Business; and all goodwill generated by, and associated with, the Business.

The term "ASSETS" shall exclude any assets of Seller not acquired from Dollar Shots Club, LLC under the July 17, 2015 agreement, including but not limited to all other hemp based and infused products of Seller.

The term "ASSETS" shall also exclude cash on hand or accounts receivable as of the date of Closing.

2.2 ASSUMPTION OF LIABILITIES. For greater certainty, the Purchaser assumes no Liabilities relating to the Assets or the Seller or the Seller's business (including Tax Liabilities).

ARTICLE ill

THE CLOSING

3.1   CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place upon the Parties' execution of this Agreement, or on such other date as the parties hereto may mutually determine in writing (the "CLOSING DATE").

3.2  DELIVERY OF ITEMS BY THE SELLER. The Seller shall deliver to the Purchaser at the Closing the items listed below:

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(a)    a Bill of Sale and General Assignment for the Assets, duly executed by the Seller, in the form attached hereto as EXHIBIT A (the "BILL OF SALE");

(b)    a trademark assignment, duly executed by the Seller, in the form attached hereto as EXHIBIT B (the "TRADEMARK ASSIGNMENT");

(c)     an investment letter, duly executed by the Seller, in the form attached hereto as EXHIBIT C (the "INVESTMENT LETTER"); and

(d)     such other documents and instruments as the Purchaser may reasonably request.

3.3  DELIVERY OF ITEMS BY THE PURCHASER. The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a)	the Shares; and

(b)	such other documents and instruments as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

4.1    AUTHORIZATION. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereto and thereof by the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms. Seller is a corporation organized under the laws of the State of Nevada, in good standing, and has obtained all consents and other approvals necessary under California law, its Articles of Organization, and its Operating Agreement necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements.

4.2    BROKERS' FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

4.3	NONCONTRAVENTION.
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(a)   Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both,

(i) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

(b)    The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by the Seller do not, and the performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

4.4     LITIGATION. There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

4.5     CONTRACTS. Except as disclosed on SCHEDULE 4.5, there are no executory Contracts (whether license agreements, development agreements or otherwise), to which any of the Assets are bound or subject (other than this Agreement).

4.6	INTELLECTUAL PROPERTY.

(a)   SCHEDULE 4.6 contains a list of all patents, trade names, trademarks and/or copyrights and all applications therefor filed by Seller with respect to the Assets and all licenses, if any, relating to the foregoing patents, trade names, trademarks and/or copyrights and all applications therefor. SCHEDULE 4.6 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Seller has not taken any action that could result in any of the registrations and applications for registration for the Assets not being valid and in full force and effect.

(b)   Except as disclosed on SCHEDULE 4.6, the Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Intellectual Property in and to the Assets, including the Intellectual Property set forth on SCHEDULE 4.6, free and clear of all Liens. Except as disclosed on SCHEDULE 4.6, the Seller has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Intellectual Property in and to the Assets. Upon the Closing, except as disclosed on SCHEDULE 4.6, the Purchaser will have sole and exclusive right, title and interest in and to the Intellectual Property in and to the Assets, such that the Purchaser shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell,

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license, display, publish, transmit and distribute the Assets, free of all encumbrances. The Seller has taken reasonable measures to protect the proprietary nature of the Intellectual Property in and to the Assets and to maintain in confidence the trade secrets and confidential information that it owns or uses. Except as disclosed on SCHEDULE 4.6, no other Person has any rights to any of Intellectual Property in and to the Assets and, to the knowledge of the Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property in and to the Assets.

(c)    With respect to the Seller's Intellectual Property contributed to the Assets, such Intellectual Property does not infringe upon, violate or constitute a misappropriation of any Intellectual Property or other right of any other Person. In addition, to Seller's knowledge, none of the activities or business presently conducted by the Seller with respect to the Assets infringes or violates, or constitutes a misappropriation of, any Intellectual Property or other right of any other Person. Neither the Seller nor any Affiliate of the Seller has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation. Further, neither the Seller nor any Affiliate of the Seller has disclosed to any Person, any product formula, or any pmtion or aspect of any product formula, which is part of the Assets, including the Intellectual Property.

4.7    COMPLIANCE WITH LAWS. The Seller is not in violation of, has not violated and, to the Knowledge of the Seller, is not under investigation with respect to any possible violation of, and has not been threatened to be charged with any violation of, any Order of Law applicable to the Assets.

4.8   TITLE TO ASSETS. Except as to Intellectual Property (which warranty is contained in Section 4.6): (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Purchaser good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets.

4.9    SOLVENCY. The Seller is and, after consummation of the transactions contemplated by this Agreement, will be Solvent.

4.10      DISCLOSURE. The representations and warranties on the part of the Seller contained in this Agreement, and the statements contained in any of the Schedules or in any certificates furnished to the Purchaser pursuant to any provisions of this Agreement, including pursuant to Article VI hereof, do not contain any untrue statement of a material fuct or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

5.1     AUTHORIZATION. The Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms. Purchaser is a corporation organized under the laws of the State of Nevada, in good standing, and has obtained all consents and other approvals necessary under Nevada law, its Articles of Incorporation, and its Bylaws necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements.

5.2	NONCONTRAVENTION.

(a)  Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser may be subject.

(b)  The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by the Purchaser does not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.3   BROKERS' FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1  CONDITIONS TO CLOSING BY THE PURCHASER. The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of the following conditions:

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(a)    The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)   The Seller shall have performed iri all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)      The Seller shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d)   There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e)	The Seller shall have delivered each of the items described in Section 3.2.

6.2  CONDITIONS TO CLOSING BY THE SELLER. The obligation of the Seller to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Seller of the following conditions:

(a)     The representations and wan·anties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)    The Purchaser shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)     The Purchaser shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d)   There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchaser shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e)	The Purchaser shall have delivered each of the items described in Section 3.3.
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ARTICLE VII INDEMNIFICATION

7.1  INDEMNIFICATION OBLIGATIONS.

(a)    Purchaser shall indemnify the Seller and its officers, directors, employees, agents and Affiliates (each, an "INDEMNIFIED PARTY") in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Purchaser contained in this Agreement, (ii) any non fulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement, and (iii) any Liabilities related to the Assets or the Business and arising from or related to facts, circumstances, or events occurring subsequent to the Closing.

(b)       Seller shall indemnify the Purchaser and its officers, directors, employees, agents and Affiliates (each, an "INDEMNIFIED PARTY") in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Seller contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement, and (iii) any Liabilities related to the Assets or the Business and arising from or related to facts, circumstances, or events occurring prior to the Closing.

(c)   For purposes of indemnification under this Article VII only, all qualifications as to materiality and/or Material Adverse Effect contained in any representation or warranty shall be disregarded.

7.2  METHOD OF ASSERTING CLAIMS. Claims for indemnification by an Indemnified Party under Section 7.1 will be asserted and resolved as follows:

(a)   THIRD-PARTY CLAIMS. In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section 7.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against an Indemnified Party (a "THIRD-PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice to the either the Purchaser or the Seller, as appropriate, as the "Indemnifying Party" within sixty (60) days after receipt by such Indemnified Party of written notice of the Third Party Claim. If the Indemnified Party fails to provide the Claim Notice within such time period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party's ability to defend is actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 7.1 and whether the Indemnifying

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Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

(i)     DEFENSE BY INDEMNIFYING PARTY. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 7.2, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 7.1). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party's delivery of notice to assume the defense of such Third Party Claim, file any motion, answer or other pleadings or take any other action that the Indemnified

. Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim after the Indemnifying Party's delivery of notice to assume the defense. In addition, if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third- Party Claim that the Indemnifying Party elects to contest.

(ii)     DEFENSE BY INDEMNIFIED PARTY. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to assume the defense of the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 7.2, if the Indemnifying Party has notified the Indemnified Party within

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the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in all respects in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section

7.2 or of the Indemnifying Party's participation therein at the Indemnified Party's request. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.2, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii)     ACCEPTANCE BY INDEMNIFYING PARTY. If the Indemnifying Pmty notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim under Section 7.1, the Loss identified in the Claim Notice, as finally determined, will be conclusively deemed a liability of the Indemnifying Party under Section 7.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party timely disputes its liability with respect to such Third-Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations with the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b)    NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim under Section 7.1 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice within the Dispute Period, the Loss indemnified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnified Party under Section 7.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

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ARTICLE VIII

POST-CLOSING COVENANTS

8.1  TRANSFER TAXES. Notwithstanding anything herein to the contrary, Seller shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Purchaser, the Purchaser shall notify the Seller of the amount of such tax, and the Seller shall promptly pay to the Purchaser the amount of such tax.

8.2   FURTHER ACTION. From and after the Closing each of the parties hereto shall execute and deliver such documents and take such further actions as may reasonably be required to carry out the provisions on this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated hereby and thereby, including to give the Purchaser effective ownership and control of the Assets.

ARTICLE IX MISCELLANEOUS

9.1   SURVIVAL. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing.

9.2  NO THIRD-PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for any Person entitled to indemnity under Article VII.

9.3   ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

9.4   SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

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9.5  DRAFTING. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.6   NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

IF TO PURCHASER, TO:	Dollar Shots Club Inc. Attn: Kevin J. Martino 8020 W. Manchester Ave #B305 Playa Del Rey, CA 90293
With a copy to:	Laxague Law, Inc. Attn: Joe Laxague, Esq. 1East Liberty, Suite 600 Reno, NV 899501 (775) 996-3283 (fax)
IF TO SELLER, TO:	Rocky Mountain High Brands, Inc. 9101 LBJ Freeway, Ste. 200 Dallas, TX 75243
With a copy to:	David M. Seeberger, Esq. 9101 LBJ Freeway, Ste. 200 Dallas, TX 75243 (214) 593-5617 (fax)

Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

9.7     GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

9.8	[omitted].
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9.9     AMENDMENTS AND WAIVERS. No amendment of any prov1s10n of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the paity against whom such waiver is sought to be enforced.

9.10   SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any paity hereto under this Agreement will not be materially and adversely affected thereby,

(a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

9.11   EXPENSES. Except as otherwise expressly set forth herein or therein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) included in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

9.12   INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise specified, no information contained in any particular numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein (by cross reference or otherwise).

9.13    SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

9.14  HEADINGS. The descriptive headings contained m this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.15   COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed

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shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Dollar Shots Club, Inc. ("Purchaser")

Rocky Mountain High Brands, Inc., ffk/a Totally Hemp Crazy, Inc. ("Seller")

By:/s/ Kevin J. Martino

Kevin J. Martino, President

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Schedule 2.1

Inventory on Hand, Equipment, and other Tangible Assets

Inventory: Finished Goods: 5-Packs - 27

15-Packs - 67

30-Packs - 308

Raw Materials:

5-Pack Box - 3,350 15-Pack Box - 720 30-Pack Box - 490 Sleeves - 40,000

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Schedule 4.5

Contracts

Any and all rights, interests, relationships, and courses of dealing, to the extent assignable to, or assumable by, the Purchaser, arising or accruing under: (1) the consulting agreement and course of dealing with MBA Beverage Group, Inc. related to production of the beverages owned by the Seller which are part of the Assets, and (2) by extension, the relationship and course of dealing between MBA Beverage Group, Inc. and Allen Flavors, Inc. with regard to the production of such beverages.

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Schedule 4.6

Domain names. websites. and social media accounts (password and login information has been provided separately):

Domain Names:

-	www.dollarshotsclub.com
-	www.theshotclub.com

Facebook:

-	facebook.com/dollarshotsclub

Twitter:

-	twitter.com/dollarshotsclub

Instagram:

- instagram.com/dollarshotsclub/

Pinterest:

- www.pinterest.com/dollarshotsclub/

Amazon Products billing@dollarshotsclub.com

Amazon (Advertising) http://sellercentral.amazon.com sales@dollarshotsclub.com,

Ebay DollarShotsClub

Twitter: dollarshotsclub@gmail.com

Gmail & Google+ : dollarshotsclub@gmail.com Google Analytics ID: UA-53190025-1 Facebook: dollarshotsclub@gmail.com

l&l: Email and Domain Host Scott Allen webmaster@dollarshotsclub. com

billing@dollarshotsclub.com Gmail:

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dscwebmasterusa@gmail. com Google Voice# 702-381-4044 dollarshotsclub@gmail. com

FrnedomVoice: CustID# 240782

Toll Free# 877-677-2203

dscwebmasterusa@gmail.com, Instagram: dollarshotsclub@gmail.com Pinterest: dollarshotsclub@gmail.com

3DCart: https://www.dollarshotsclub.com/admin/login.asp

3DCart FTP Information

(Only necessary for making template changes) Server/Host: dollarshotsclub-com.3dcartstores.com

Support Desk - https://support.3dcart. com/ Registered Email: billing@dollarshotsclub.com billing@dollarshotsclub.com

MailChimp

ReadyShipper (TrueShip) ReadyCloud Login: ReadyCloud: sales@dollarshotsclub.com Groupon:

https://scm.commerceintetface.com.

randall.roddy@dollarshotsclub.com randallroddyl@me.com

GS 1 US - Barcodes

Name on account: Michael Cordier Company Name: Dollar Shots Club, LLC

PayPal:

PayPal Payments Pro account PayPal: billing@dollarshotsclub.com,

Tech Support: billing@dollarshotsclub.com

Authorize.net corporate@dollarshotsclub.com

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INVESTMENT LETTER

To Whom It May Concern:

In connection with the acquisition of 5,000,000 shares of the common stock (the "Shares") of Dollar Shots Club, Inc. (the "Corporation") by Rocky Mountain High Brands, Inc. f/k/a Totally Hemp Crazy, Inc. ("THC") pursuant to an Asset Purchase Agreement dated September 18, 2015, the undersigned hereby makes the following acknowledgments, representations and warranties:

1.                                       Investment Intent. THC is acquiring the Shares for investment solely for its own account and not with a present view to any distribution, transfer or resale to others, including any "distribution" within the meaning of Securities Act of 1933, as amended, (the "Securities Act"). THC understands that the Shares have not and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of my representations made herein.

2.                                        Financial Ability. THC is financially able to bear the economic risks of an investment in the Corporation and has no need for liquidity in this investment. Furthermore, the financial capacity of THC is of such a proportion that the total cost of THC's commitment is not material when compared with its total committed capital THC is financially able to suffer a complete loss of this investment.

3.                                       Experience. THC and its executives have such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, and protecting its own interests in connection with, the acquisition of the Shares.

4.                                            Limited Public Market. THC understands that no public market now exists for any of the securities of the Corporation and that the Corporation has made no assurances that an active market will ever exist for the Corporation's securities.

5.                                        Restrictive Legend. THC acknowledges that certificates representing the Shares will bear a legend substantially as follows:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

6.                                        Reliance for Exemptions. THC understands that the Shares are being transferred to it pursuant to exemptions from the registration requirements of federal and applicable state

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securities laws and acknowledges that the Corporation is relying upon the investment and other representations made herein as the basis for such exemptions.

7.                                       Accuracy of Purchaser Representations. THC represents that the information and representations contained inthis letter are true, correct and complete.

Rocky Mountain High Brands, Inc.

/s/ David M. Seeberger

By: David M. Seeberger

Its:.Vice President

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BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that pursuant to that certain Asset Purchase Agreement dated September 18, 2015 (the "Asset Purchase Agreement"), Rocky Mountain High Brands, Inc. f/k/a Totally Hemp Crazy, Inc. ("Seller"), for and in consideration of the agreements contained therein and other good and valuable consideration paid to it by Dollar Shots Club, Inc., a Nevada corporation ("Buyer"), the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, transferred, conveyed and delivered and by these presents does hereby bargain, grant, sell, transfer, convey, assign and deliver unto Buyer, its successors and assigns, all right, title and interest of Seller in and to the Assets (as such term is defined in the Asset Purchase Agreement). TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever.

Seller represents and warrants to Buyer that it is the lawful owner of such Assets and it is transferring such Assets free and clear of any liens and encumbrances, except as otherwise set forth in the Asset Purchase Agreement.

Seller covenants and agrees to warrant and defend the sale, transfer, assigument, conveyance, grant and delivery of the Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer's title to the Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Assets, all at the sole cost and expense of Seller.

This Bill of Sale is being delivered subject and pursuant to the terms and conditions of the Asset Purchase Agreement. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

This Bill of Sale shall be subject to and construed and enforced in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of September 18, 2015

Rocky Mountain High Brands, Inc.

/s/David M. Seeberger

Name: David M. Seeberger

Title: Vice President

'

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TRADEMARK ASSIGNMENT

Effective Date: September 18, 2015

Assignor:	Rocky Mountain High Brands, Inc. £'k/a Totally Hemp Crazy, Inc., a Nevada corporation ("THC")

9101 LBJ Freeway, Suite 200

Dallas, TX 75243

Assignee:	Dollar Shots Club, Inc., a Nevada corporation ("DSCI") 8020 W. Manchester Ave #B305

Playa Del Rey, CA 90293

Principal Register: Supplemental Register:

Trademark Registration No. 4,676,707 Trademark Registration No. 4,630,185

For good and valuable consideration, theparties agree:

1.                  Background:

a.	THC is the owner, by way of a valid and binding assignment from Dollar Shots Club, LLC, a Nevada limited liability company, of the trademarks DOLLAR SHOTS CLUB and Design and DOLLAR SHOTS CLUB (words only), which are represented by U.S. Trademark Reg. No. 4,676,707 issued January 20, 2015 and U.S. Trademark Reg. No. 4,630,185 issued October 28, 2014 (hereinafter collectively the "Marks") and all rights associated with the Marks. Copies of the registrations are attached hereto as Exhibit "A".

b.	THC and/or its predecessor in interest has used the marks in interstate commerce on or in connection with energy drinks, online retail store services featuring energy drinks.

c.	THC and/or its predecessor in interest has developed goodwill associated with the Marks.

d.	Pursuant to an Asset Purchase Agreement between DSCI and THC, THC is selling a portion of its assets to DSCI.

e.	As a part of such Asset Purchase Agreement, THC desires to assign and transfer the Marks and all related goodwill represented by and associated with the Marks to DSCI, and DSCI desires to acquire the Marks and related goodwill.

2.                  Assignment: For good and valuable consideration, the receipt of which is acknowledged, THC assigns and transfers to DSCI all right, title and interest, in and to the Marks, and all goodwill associated with or related to the Marks.

3.                  Representations and Warranties: THC represents and warrants that (i) it owns all right, title and interest in and to the Marks; (ii) it is the sole owner of all rights in the Marks and related goodwill; (iii) that no third party has any rights in the Marks or related goodwill; (iv) that there are no liens, encumbrances or security interests in or to the Marks or related goodwill; and (v) that to the best of THC's knowledge no third party has made any claims against the Marks or related goodwill.

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4.                  Recording. DSCI is responsible for and will bear the burden, cost and expense of recording this Assignment to effectuate the transfer of ownership of the Marks to it.

ASSIGNOR:

ROCKY MOUNTAIN HIGH BRANDS, INC., f/k/a TOTALLY HEMP CRAZY, INC.

Rocky Mountain High Brands, Inc.

/s/David M. Seeberger

Name: David M. Seeberger

Title: Vice President

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